EXHIBIT 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

THE LEATHER FACTORY, INC.

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That a meeting of the Board of Directors of The Leather Factory, Inc., a Delaware corporation, resolutions, were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable ad calling a meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “One” so that, as amended, said Article shall be and read as follows:

The name of the Corporation is TANDY LEATHER FACTORY, INC.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of May, 2005.

/s/ Wray Thompson
Wray Thompson, Chief Executive Officer

Attest:

/s/ William M. Warren
William M. Warren, Secretary

Certificate of Incorporation
Of
The Leather Factory, Inc.

First: The name of the Corporation is The Leather Factory, Inc.

Second: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 45,000,000, 25,000,000 of such shares to be classified as common stock, $0.0024 per value per share (the “Common Stock”) and 20,000,000 shares to be classified as preferred stock, $0.10 par value per share (the (“Preferred Stock”).

The designations and powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Common Stock of the Corporation are as follows:

A.	Provisions Relating to the Preferred Stock.

1.
The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, rights, qualifications, limitations, and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereafter prescribed.

2.
Authority is hereby expressly granted to and vested in the Board of Directors of the Corporation to authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

3.
(i)
whether or not shares of a series shall have voting rights, full, special, or limited, or shall be without voting rights, and whether or not the holders of such shares are to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

(ii)	the number of shares to constitute the series and the designations thereof;

(iii)	the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any series;

(iv)
whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(v)
whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(vi)
the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(vii)
the preferences, if any, and the amounts thereof which the holders of shares of any series shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(viii)
whether or not the shares of any series shall be entitled to the benefit of conditions and restrictions upon the creation of indebtness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including, without limitation, additional shares of such series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of the Corporation of, any outstanding stock of the Corporation;

(ix)
whether or not the shares of any series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(v)	such other special rights and protective provisions with respect to any series as the Board of Directors of the Corporation may deem advisable.

4.
The shares of each series of the Preferred Stock may vary from the shares of any other class or series in any or all of the foregoing respects. The Board of Directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing series (but not above the total number of authorized shares of the class) by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing series (but not below the number of shares thereof then outstanding) by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

B.	Provisions Relating to the Common Stock.

1.
Except as otherwise required by law, and subject to any special voting rights which may be conferred upon any class or series of stock of the Corporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders.

2.
Subject to the rights of the holders of any class or series of stock of the Corporation, the holders of the Common Stock shall be entitled to receive when, as, and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends payable in cash, stock, or otherwise.

3.
Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and after the holders of any class or series of stock of the Corporation having a preference over the Common Stock with respect to distributions of assets upon any such liquidation, distribution or winding up, and any bonds, debentures, or other obligations of the Corporation shall have been paid in full the amounts to which they shall be entitled (if any), or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock, to the exclusion of the holders of shares of any other class or series of stock and any bonds, debentures, or other obligations of the Corporation.

Fifth: From time to time the Corporation may issue its authorized shares for such consideration per share (with respect to shares having a par value, not less than the par value thereof), either in money or money’s worth of property or services, and for such other consideration, whether greater or less, now or from time to time hereafter permitted by law, as may be fixed by the Board of Directors; and all shares so issued shall be fully paid and nonassessable.

No holder of any shares of any class shall as such holder have any preemptive right to subscribe for or purchase any other shares or securities of any class, whether now or hereafter authorized, which at any time may be offered for sale or sold by the Corporation.

Sixth: The name and the mailing address of the incorporator is:

Name    Mailing Address

Brian D. Barnard     Haynes and Boone, LLP
1300 Burnett Plaza
801 Cherry Street
Fort Worth, TX 76102

Seventh: The number of directors shall be fixed by the bylaws of the Corporation and until changed in accordance with the manner prescribed by the bylaws shall be nine (9). The names and addresses of those who are to serve as directors until the first annual meeting of stockholders, or until their successors be elected and qualified, are as follows:

Name	Address	City, State, Zip
Wray Thompson	3847 East Loop 820 South	Fort Worth, TX 76119
Ronald C. Morgan	3847 East Loop 820 South	Fort Worth, TX 76119
William M. Warren	3847 East Loop 820 South	Fort Worth, TX 76119
John Tittle, Jr.	3847 East Loop 820 South	Fort Worth, TX 76119
Richard J. Chase	3847 East Loop 820 South	Fort Worth, TX 76119
Luther A. Henderson	3847 East Loop 820 South	Fort Worth, TX 76119
Robert G. Herndon	3847 East Loop 820 South	Fort Worth, TX 76119
Stephen L. King	3847 East Loop 820 South	Fort Worth, TX 76119

Eighth: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Ninth: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

Tenth: The Corporation is to have perpetual existence.

Eleventh: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Twelfth: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 26th day of April, 1994.

/s/ Brian D. Barnard
Brian D. Barnard, Incorporator